Exhibit 99.1

FOR IMMEDIATE RELEASE

Perspecta Increases Its Cash Dividend by 20 Percent and Appoints Glenn A. Eisenberg to its Board of Directors

Chantilly, Va.—May 21, 2019—Perspecta Inc. (NYSE: PRSP), a leading U.S. government services provider, announced today that its board of directors approved an increase in the company’s regular cash dividend approach for fiscal year 2020, declaring a cash dividend of $0.06 per share for the quarter ended March 31, 2019, a 20 percent increase over the previous quarterly cash dividend of $0.05 per share. The dividend is payable July 16, 2019 to shareholders of record at the close of business on June 5, 2019. Payment of quarterly dividends is subject to authorization by Perspecta’s board of directors.
“This dividend increase demonstrates the confidence of the board of directors and management team in the strength of the company’s cash flow generation and ability to generate value for our shareholders,” said Mac Curtis, president and chief executive officer of Perspecta. “We are committed to returning cash to shareholders as part of our balance capital allocation program, and the dividend is an important component of that plan. We still have ample flexibility to pay down debt and make disciplined investments for sustainable growth.”
In addition, Glenn A. Eisenberg was appointed to the Perspecta board of directors effective May 21, 2019. Eisenberg, who will serve on the board of directors’ audit committee, brings extensive experience in accounting, finance and other public company boards. Eisenberg, 58, currently serves as the executive vice president, chief financial officer for Laboratory Corporation of America Holdings, the operator of one of the world’s largest clinical laboratory networks, a position he has held since June 2014.
“We are delighted to welcome Glenn Eisenberg to our board of directors,” said Mike Lawrie, chairman of the Perspecta board of directors. “Glenn brings a wealth of knowledge in accounting, finance and value-accretive transactions. His demonstrated experience driving shareholder value and highly relevant board and audit committee experience make him an invaluable addition to our board.”
From 2002 until 2014, Eisenberg served as the executive vice president, finance and administration and chief financial officer at The Timken Company, a leading global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as president and chief operating officer of United Dominion Industries, now a subsidiary of SPX Corporation after working in several roles in finance, including executive vice president and chief financial officer of United Dominion. Eisenberg has served on the board of directors of US Ecology, Inc. since February 2018. Previously, he served many years on the boards of directors of Family Dollar Stores Inc., where he chaired the audit committee, and Alpha Natural Resources Inc., where he was the lead independent director and chair of the nominating and corporate governance committee. Eisenberg holds a Bachelor of Arts from Tulane University and a Masters of Business Administration from Georgia State University.

About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
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This press release may contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Perspecta and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Perspecta undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Perspecta believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve a variety of risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements.

Contact:

Lorraine M. Corcoran
Vice President, Corporate Communications
571.313.6054 office
301.529.9429 mobile
lorraine.corcoran@perspecta.com
M. Stuart Davis
Vice President, Investor Relations
703.547.0300 office
571.424.6262 mobile
stuart.davis@perspecta.com